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                                                        EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Fruit of the Loom, Inc. for the registration of Debt Securities, Preferred Stock and Class A Common Stock at an aggregate initial offering price not to exceed $850,000,000 and to the incorporation by reference therein of our report dated February 12, 1997, with respect to the consolidated financial statements and schedule of Fruit of the Loom, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP
                                                    Ernst & Young LLP


Chicago, Illinois
August 6, 1997